UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 29, 2004

                           ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                      0-12957                   22-2372868
(State or other jurisdiction of        (Commission                (IRS Employer
        incorporation)                File Number)               Identification)

                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (908) 541-8600

--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.02 Election of Director

Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that Jeffrey H. Buchalter, 47, has been elected non-executive chairman of the Company's board of directors effective immediately. Mr. Buchalter succeeds Arthur J. Higgins who has decided to step down as non-executive chairman but will remain a director of the Company. Mr. Buchalter is currently serving as President, Chief Executive Officer, and Director of Ilex Oncology, Inc. (Nasdaq: ILXO) in San Antonio Texas.

Mr. Buchalter joined Ilex in 2001 and has led the company's transformation from a drug development contract research organization to a fully integrated product-driven pharmaceutical company, with a high quality oncology franchise and established commercialization expertise.

Mr. Buchalter has more than 20 years of pharmaceutical experience and has held key positions at a number of multinational pharmaceutical companies. Throughout his career, he has directed the development and commercialization of a number of innovative products to meet the needs of healthcare professionals and patients worldwide. From 1997 to 2000 as Group Vice President and Head of the Worldwide Oncology Franchise at Pharmacia Corporation, Mr. Buchalter was pivotal in strategically building the company's global oncology franchise through new product approvals and launches, as well as the 1999 acquisition of Sugen, Inc., a transaction that enhanced Pharmacia's drug discovery and development capabilities and oncology pipeline.

Before joining Pharmacia, Mr. Buchalter held positions at Wyeth (NYSE: WYE), formerly American Home Products, and Schering-Plough Corporation (NYSE: SGP). From 1993 to 1997, as Group Director for the women's healthcare business of American Home Products, he played a key role in the life cycle management of its multibillion-dollar drug PREMARIN(R) (conjugated estrogens tablets, USP) and helped to develop and commercialize the hormone replacement therapy PREMPRO(TM) (conjugated estrogens/medroxyprogesterone acetate tablets). While with Schering Plough Corporation (NYSE: SGP) in the late 1980s and early 1990s, Mr. Buchalter led the launch of INTRON(R) A (interferon alpha-2b), one of the first cytokines to be approved for hairy cell leukemia.

Among his career honors, Mr. Buchalter received the Joseph F. Buckley Memorial Award from the American Cancer Society for commitment to cancer control and involvement in the oncology pharmaceutical field. Additionally, the former President George Bush invited him to serve as a collaborating partner in the National Dialogue on Cancer. Mr. Buchalter received a Bachelor of Science degree in finance from Seton Hall University and a Master of Business Administration in marketing from Temple University.

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-driven strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic

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transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners, including Marqibo(R), for which a U.S. marketing application is currently being reviewed by the FDA for the treatment of relapsed aggressive non-Hodgkin's lymphoma. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

The above statement regarding our expectation that we will name Enzon's new president and chief executive officer during the fourth quarter of calendar 2004 is a forward-looking statement. As such, it involves risks and uncertainties that may cause actual future events to be different from those predicted in the forward-looking statement. These risks and uncertainties include, among other things, the risk that our lead candidate could receive and accept an alternative offer of employment from another company and the risk that we may not be able to reach agreement with our lead candidate on all the terms and conditions of employment. These and other risks could cause the time-frame for naming our new president and chief executive officer to extend beyond our current expectations. All information in this press release is as of September 29, 2004 and the Company undertakes no duty to update this information.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press Release dated September 29, 2004

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2004


                                       By: /s/ Kenneth J. Zuerblis
                                           --------------------------------
                                           Kenneth J. Zuerblis
                                           Vice President, Finance and
                                           Chief Financial Officer